Exhibit 99.1

Gladstone Land Corporation Files for Public Offering of

5.00% Series E Cumulative Redeemable Preferred Stock

MCLEAN, Va., November 9, 2022 – Gladstone Land Corporation (Nasdaq: LAND) (the “Company”) today announced that it has filed a new prospectus supplement with the U.S. Securities and Exchange Commission (“SEC”) for a continuous public offering of up to 8,000,000 shares (the “Offering”) of its newly-designated 5.00% Series E Cumulative Redeemable Preferred Stock (the “Series E Preferred Stock”) at an offering price of $25.00 per share. The Company expects to receive up to $200.0 million in gross proceeds and approximately $175.0 million in net proceeds, after payment of dealer manager fees and selling commissions and estimated expenses of the offering payable by the Company, assuming all shares of the Series E Preferred Stock are sold in the Offering. Gladstone Securities, LLC, an affiliate of the Company (“Gladstone Securities”), will serve as the Company’s exclusive dealer manager in connection with the Offering. The Series E Preferred Stock is being offered by Gladstone Securities on a “reasonable best efforts” basis pursuant to a Dealer Manager Agreement, dated as of November 9, 2022, entered into between the Company and Gladstone Securities.

The Company expects that the offering of Series E Preferred Stock will terminate on the date that is the earlier of (1) December 31, 2025 (unless earlier terminated or extended by its Board of Directors) and (2) the date on which all 8,000,000 shares of Series E Preferred Stock offered in the Offering are sold. There is currently no public market for shares of Series E Preferred Stock. The Company intends to apply to list the Series E Preferred Stock on Nasdaq or another national securities exchange within one calendar year of the termination date of the Offering; however, there can be no assurance that a listing will be achieved in such timeframe, or at all.

The Offering is currently being conducted as a public offering under the Company’s effective shelf registration statement, filed with the SEC (File No. 333- 236943), which became effective on April 1, 2020. To obtain a copy of the prospectus supplement and the related base prospectus for this offering, please contact: Gladstone Securities, LLC, 1521 Westbranch Drive, Suite 100 McLean, Virginia, Attn: John Kent. This communication shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

About Gladstone Land Corporation:

Gladstone Land is a publicly-traded real estate investment trust that invests in farmland and farm-related properties located in major agricultural markets in the U.S., which it leases to farmers. The Company, which reports the aggregate fair value of its farmland holdings on a quarterly basis, currently owns 169 farms, comprised of over 115,000 acres in 15 different states and 45,000 acre-feet of banked water in California, valued at a total of over $1.5 billion. Gladstone Land’s farms are predominantly located in regions where its tenants are able to grow fresh produce annual row crops, such as berries and vegetables, which are generally planted and harvested annually. The Company also owns farms growing permanent crops, such as almonds, apples, cherries, figs, lemons, olives, pistachios, and other orchards, as well as blueberry groves and vineyards, which are generally planted every 10- to 20-plus years and harvested annually. Approximately 40% of the Company’s fresh produce acreage is either organic or in transition to become organic, and over 10% of its permanent crop acreage falls into this category. The Company may also acquire property related to farming, such as cooling facilities, processing buildings, packaging facilities, and distribution centers. Gladstone Land pays monthly distributions to its stockholders and has paid 116 consecutive monthly cash distributions on its common stock since its initial public offering in January 2013. The Company has increased its common distributions 28 times over the prior 31 quarters, and the current per-share distribution on its common stock is $0.0458 per month, or $0.5496 per year. Additional information, including detailed information about each of the Company’s farms, can be found at www.GladstoneFarms.com.

All statements contained in this press release, other than historical facts, may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates” and variations of the foregoing words and similar expressions are intended to identify forward-looking statements. Readers should not rely upon forward-looking statements because the matters they describe are subject to known and unknown risks and uncertainties that could cause the Company’s business, financial condition, liquidity, results of operations, funds from operations or prospects to differ materially from those expressed in or implied by such statements. Such risks and uncertainties are disclosed under the caption “Risk Factors” of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, as filed with the SEC on February 22, 2022, and certain other documents filed with the SEC from time to time, including the prospectus supplement. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

For further information: Gladstone Land, 703-287-5893